Innovative Executes Agreement to Purchase Xalles Limited

Established Consulting Firm to become Foundation for Future Growth

Austin, Texas. - October 5, 2007 - Innovative Software Technologies, Inc. (Other OTC: INIV.PK), a technologies and services holding company, announced today that it has entered into an agreement to purchase 100% of the outstanding stock of Xalles Limited, an Irish corporation. As an innovative, international, business management consulting firm, Xalles Limited provides financial supply chain solutions and business strategy services to firms in the supply chain/transportation, financial services and information technology industries. Xalles Limited has a mobile group of highly experienced personnel in 12 countries across 5 continents. Xalles has a reputation for delivering its services on-time and under budget with the highest levels of professionalism and attention to detail.

Xalles’ CEO Thomas Nash commented, “I look forward to working with the Innovative team to profitably grow our business. I was attracted to Innovative’s strategy for global growth and Mr. Ellett’s experience in delivering shareholder value.” Mr. Nash will remain President of the Xalles subsidiary.

Phil Ellett, Chairman and CEO of Innovative stated, “Xalles provides the Company with an excellent foundation for future growth. The Xalles team has demonstrated the outstanding ability to attract very significant accounts. Xalles’ worldwide presence provides the Company with a great opportunity for the introduction and expansion of products and services.”

The Purchase Agreement calls for an issuance of 20 million shares of Innovative common stock to Meridian Bay Limited, (the “Seller”) for 100% of the issued and outstanding stock of Xalles. Additional shares of the Company may be earned by the Seller based on the performance of Xalles in 2008 and 2009. For more details please see the Company’s filing on Form 8-K dated October 5, 2007 at www.sec.gov.

Innovative Software Technologies, Inc. intends to acquire companies on an accretive basis to earnings, integrate them tightly, and manage them efficiently. Innovative has a management team experienced in mergers and acquisitions, integration, fund raising, strategic planning, and building shareholder value.

For investor inquiries contact Christopher Floyd, CFO at (512) 266 - 2000.

Forward-Looking Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, product market trends, variations in the company’s cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company’s Securities and Exchange Commission filings.
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